PRESS RELEASE	EXHIBIT 99

Scripps reports third quarter results

For immediate release	(NYSE: SSP)
Oct. 17, 2006

CINCINNATI – The E. W. Scripps Company today reported third quarter operating results, including strong revenue growth at its national lifestyle television networks, local broadcast TV stations and interactive media businesses, Shopzilla and uSwitch.

Third quarter income from continuing operations was $78.4 million, or 48 cents per share, compared with $63.8 million, or 39 cents per share, during the same period a year earlier. Third quarter earnings also were affected by the expensing of employee stock options, which commenced on Jan. 1. The stock option expense reduced earnings for the period by $2.6 million after tax, or 2 cents per share.

Consolidated revenue from continuing operations rose 13 percent year-over-year during the third quarter to $583 million. On a pro forma basis, as if Scripps had owned Shopzilla and uSwitch since Jan. 1, 2005, third quarter operating revenue from continuing operations increased 12 percent.

Operating income was up 24 percent to $138 million during the three-month period.

Operating results from the company’s former television retailing subsidiary, Shop At Home, and former newspaper in Birmingham, Ala., have been reclassified as discontinued operations for all periods presented in the company’s financial statements.

The company sold the Shop At Home television network in June and announced in September that it had reached an agreement to sell its five Shop At Home-affiliated broadcast television stations. The sale of the stations for $170 million is expected to be completed during the first half of 2007. The Birmingham newspaper was closed during the third quarter of 2005.

The company’s net income for the third quarter was $73.1 million compared with

$82.2 million for the year-ago period. Net income was reduced by a $5.4 million loss from discontinued operations, including an after-tax impairment charge of $4.9 million on the intangible assets associated with the five TV stations held for sale at Shop At Home. During the third quarter of 2005, income from discontinued operations was $18.3 million, reflecting the net effect of a cash payment the company received for terminating the newspaper joint operating agreement to which it was a party in Birmingham offset by operating losses at Shop At Home.

Consolidated third quarter results for Scripps benefited from strong financial performance at the company’s Scripps Networks division, which includes HGTV, Food Network, DIY Network, Fine Living and Great American Country.

Total revenue at Scripps Networks increased 19 percent to $249 million. Scripps Networks advertising revenue was up 18 percent to $192 million. Segment profit at Scripps Networks was up 32 percent year-over-year to $116 million.

At the company’s Scripps Interactive Media division, which includes Shopzilla and uSwitch, third quarter segment profit reached $9.0 million on revenue of $60.9 million. On a pro forma basis, as if Scripps had owned Shopzilla and uSwitch since Jan. 1, 2005, interactive media division revenue was up about 50 percent. Shopzilla is a leading search and price comparison Web site for consumer products in the U.S. In the United Kingdom, uSwitch is a leading Web site for consumers who want to find, compare and switch essential home services.

At the company’s local television stations third quarter revenue was up 12 percent to $81.7 million, due primarily to increased political advertising revenue. Political advertising during the period was $11.7 million compared with $1.0 million during the same period a year ago. Broadcast television segment profit for the period was up 54 percent to $22.7 million.

Revenue at newspapers managed solely by Scripps was up 0.8 percent to $168 million, excluding newspapers that were contributed to a partnership in Colorado created during the first quarter. Advertising revenue at newspapers managed solely by Scripps was up 0.7 percent to $134 million. Online newspaper advertising revenue was up 40 percent, year over year.

The newspaper division’s contribution to segment profit was $39.7 million compared with $41.6 million during the same period in 2005. Total segment profit for the Scripps newspaper division was negatively affected by soft advertising sales, the continued investment in division-wide online initiatives and new products in the company’s Florida markets.

“Scripps had a very solid third quarter thanks primarily to strong advertising sales at our national lifestyle television networks and a flood of political advertising at our local television stations,” said Kenneth W. Lowe, the company’s president and chief executive officer. “Ratings and viewership at HGTV and Food Network have good momentum, providing a sound foundation for strong double-digit increases in advertising revenue and segment profit at our Scripps Networks division.

“The Scripps Television Station Group also fared well during the three-month period as a result of strong political advertising in our key television markets,” Lowe said. “Our stations are benefiting from vigorously contested races, primarily in Ohio, Michigan and Florida.

“Strong financial performance at Shopzilla and uSwitch also contributed to the company’s consolidated growth,” Lowe said. “Consumers in growing numbers in the U.S. and the U.K. are turning to our Internet search businesses to shop for the best deals on retail products and essential home services.

“At the company’s newspapers, a generally soft advertising climate, led by declines in national advertising and automotive and help wanted classified advertising, held back revenue and segment profit growth during the quarter,” Lowe said. “Online newspaper advertising revenue, however, continues to be a bright spot, delivering very strong double-digit growth as we effectively monetize the Internet audiences that we’re aggregating.”

Following are third quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 18 percent to $192 million. Affiliate fee revenue was $49.0 million, up 12 percent.

Programming, marketing and other expenses increased 8.7 percent to $104 million. Employee costs were up 14 percent to $32.5 million.

Scripps Networks segment profit was $116 million, up 32 percent from $87.9 million in the prior-year period.

HGTV contributed $79.3 million to segment profit, up 19 percent from the year-ago period. HGTV revenue grew 16 percent to $123 million. HGTV now reaches about 91 million domestic subscribers compared with 89 million at the end of the third quarter 2005.

Food Network contributed $61.4 million to segment profit, up 37 percent from the third quarter last year. Food Network revenue grew 23 percent to $98.0 million. Food Network reaches about 91 million domestic subscribers, up from 88 million at the end of the third quarter 2005.

DIY contributed $100,000 to segment profit compared with $2.0 million in the third quarter 2005. DIY’s contribution to segment profit was lower due to the company’s decision to increase spending on original programming in preparation for the network becoming a Nielsen-rated service. Third quarter revenue at DIY was $12.3 million compared with $11.1 million in 2005. DIY can be seen in about 39 million households, up from about 35 million a year ago.

Fine Living contributed $1.9 million to segment profit compared with a $300,000 segment loss in 2005. Fine Living revenue increased to $9.1 million from $6.4 million the previous year. Fine Living reaches about 40 million households vs. 29 million at this time a year ago.

Revenue at Great American Country was $4.8 million compared with $3.9 million in 2005. An increase in programming and marketing expenses to build viewership caused Great American Country’s contribution to segment profit to be about even with the prior-year period. Great American Country can be seen in about 44 million homes compared with 39 million a year ago.

Newspapers

Revenue from newspapers managed solely by Scripps was up 0.8 percent to $168 million. Advertising revenue from newspapers managed solely by Scripps increased 0.7 percent to $134 million.

Advertising revenue broken down by category was:

•	Local, up 0.6 percent to $35.4 million.

•	Classified, down 0.7 percent to $54.1 million.

•	National, down 22 percent to $8.2 million.

•	Preprint, online and other, up 10 percent to $36.1 million. Online advertising was up 40 percent.

Circulation revenue was $30.5 million, up 1.8 percent.

Newsprint expense increased 3.8 percent on a 7.0 percent increase in newsprint prices.

Total newspaper segment profit was $39.7 million, compared with $41.6 million in the prior-year period.

The decline in total newspaper segment profit is attributable, in part, to continuing investments in division-wide online initiatives and new products in growing Florida markets.

The company reported a contribution to segment profit of $1.6 million vs. a segment loss of $1.8 million a year earlier from its newspapers operated under joint operating agreements and other partnerships. The improvement is due solely to lower depreciation costs related to an ongoing capital improvement project to consolidate production operations in Denver. Weak advertising sales at the Denver JOA continued in the third quarter.

Interactive Media

Revenue from the company’s online search and comparison shopping services, Shopzilla and uSwitch, was $60.9 million for the third quarter. Segment profit was $9.0 million. On a pro forma basis, as if the company had owned both businesses since Jan. 1, 2005, combined revenue at Shopzilla and uSwitch increased about 50 percent during the third quarter.

Broadcast Television

Broadcast television revenue increased 12 percent to $81.7 million.

Revenue broken down by advertising category was:

•	Political, $11.7 million vs. $1.0 million for the same period in 2005.

•	Local, down 0.7 percent to $44.7 million.

•	National, down 7.6 percent to $22.0 million.

The declines in the local and national categories were due, in part, to the displacement of regular inventory to accommodate the increased volume of political advertising business that occurred during the last month of the quarter.

Broadcast television cash expenses were $59.0 million, up 1.5 percent from the prior-year period. The increase included the effects of expensing stock options.

Broadcast television segment profit was $22.7 million, up 54 percent from the prior-year period.

Licensing and Other Media

Revenue was $24.6 million compared with $24.2 million in the prior-year period.

Segment profit was $4.0 million compared with $4.4 million in the third quarter 2005.

Discontinued operations

In June the company sold the Shop At Home television retailing network for $17 million in cash. During the third quarter, the company announced that it had reached agreement to sell its five Shop At Home-affiliated broadcast television stations for $170 million. The sale of the stations is expected to be completed during the first half of 2007.

Discontinued operations also include the company’s former newspaper in Birmingham, Ala., which was closed during the third quarter of 2005.

Fourth Quarter Guidance

Employee costs will include approximately $4.0 million (pre-tax) or 2 cents per share, related to expensing stock options granted to employees. The additional cost is reflected in the guidance provided below.

Based on advance advertising sales, the company currently anticipates total revenue for Scripps Networks will be up 11 to 13 percent year over year. Total Scripps Networks expenses are expected to increase 8 to 10 percent during the quarter as the company continues to build consumer awareness and expand distribution of its television and online lifestyle brands.

For newspapers managed solely by Scripps, total revenue is expected to be up slightly over the prior year. Total newspaper expenses are expected to increase about 5 percent during the period.

The contribution to segment profit coming from JOA newspapers and other partnerships is expected to be about $4 million in the quarter.

At the company’s broadcast television stations, total revenue, including political, is expected to be up 11 to 13 percent.

Interactive media is expected to generate segment profit of about $26 million in the quarter.

Corporate expenses are expected to be about $15 million.

Depreciation and amortization are expected to be $31 million and interest expense is expected to be about $14 million.

Earnings per share from continuing operations are expected to be between 67 cents and 71 cents. Earnings per share from continuing operations during the fourth quarter of 2005 were 60 cents.

Conference call

The senior management team at Scripps will discuss the company’s third quarter results during a telephone conference call at 10 a.m. EDT today. Scripps will offer a live audio webcast of the conference call. To access the webcast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section. Listeners need Windows Media Player to access the call online.

To access the conference call by telephone, dial 1-888-428-4480 (U.S.) or 1-612-332-0932 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (third quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 1:30 p.m. EDT today until 11:59 p.m. EDT Oct. 24. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 843889.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2005 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events for circumstances after the date the statement is made.

About Scripps

The E. W. Scripps Company (NYSE: SSP) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 18 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E. W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Operating revenues	$583,449	$515,332	13.2%	$1,815,092	$1,538,706	18.0%
Costs and expenses	(418,615)	(378,593)	(10.6)%	(1,261,801)	(1,079,783)	(16.9)%
Depreciation and amortization of intangibles	(27,128)	(25,307)	(7.2)%	(85,909)	(56,782)	(51.3)%
Gain on formation of Colorado newspaper partnership				3,535
Gains (losses) on disposal of PP&E	(277)	(107)		(433)	(65)
Hurricane recoveries, net	150			1,900	1,892	0.4%

Operating income	137,579	111,325	23.6%	472,384	403,968	16.9%
Interest expense	(15,281)	(12,136)	(25.9)%	(42,971)	(27,067)	(58.8)%
Equity in earnings of JOAs and other joint ventures	13,942	10,096	38.1%	39,923	49,456	(19.3)%
Interest and dividend income	713	3,758	(81.0)%	1,864	4,340	(57.1)%
Miscellaneous, net	1,421	417		3,400	350

Income from continuing operations before income taxes and minority interests	138,374	113,460	22.0%	474,600	431,047	10.1%
Provision for income taxes	44,132	37,895	(16.5)%	159,929	150,968	(5.9)%

Income from continuing operations before minority interests	94,242	75,565	24.7%	314,671	280,079	12.4%
Minority interests	15,806	11,729	(34.8)%	49,881	40,354	(23.6)%

Income from continuing operations	78,436	63,836	22.9%	264,790	239,725	10.5%
Income (loss) from discontinued operations, net of tax	(5,373)	18,320		(45,518)	10,031

Net income	$73,063	$82,156	(11.1)%	$219,272	$249,756	(12.2)%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.48	$.39	24.6%	$1.61	$1.45	10.9%
Income (loss) from discontinued operations	(.03)	.11		(.28)	.06

Net income per diluted share of common stock	$.44	$.50	(12.0)%	$1.33	$1.51	(11.9)%

Weighted average diluted shares outstanding	164,512	165,703		164,842	165,502

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

On June 21, 2006, we reached agreement to sell the operations of the Shop At Home television network and certain of its assets to Jewelry Television. Under the terms of the agreement, Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. In the third quarter of 2006, we reached agreement to sell the five Shop At Home-affiliated broadcast television stations to Multicultural Television Broadcasting LLC.

In the third quarter of 2005, we reached an agreement with Advance Publications, Inc., the publisher of the Birmingham News (“News”), to terminate the Birmingham joint operating agreement between the News and our Birmingham Post-Herald newspaper. During the third quarter of 2005, we also ceased publication of our Birmingham Post-Herald newspaper and sold certain assets to the News.

In accordance with the provisions of Financial Accounting Standards (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Operating revenues:
Shop At Home	$1,962	$79,370	(97.5)%	$166,584	$268,382	(37.9)%
Birmingham-Post Herald		9			27

Total operating revenues	$1,962	$79,379	(97.5)%	$166,584	$268,409	(37.9)%

Equity in earnings of JOA, including termination fee		$41,970			$45,423

Income (loss) from discontinued operations:
Shop At Home:
Loss from operations	$(8,110)	$(9,836)	17.5%	$(58,612)	$(24,688)
Loss on divestiture				(12,054)

Total Shop At Home	(8,110)	(9,836)	17.5%	(70,666)	(24,688)
Birmingham-Post Herald		40,658		(2)	42,799

Income (loss) from discontinued operations, before tax	(8,110)	30,822		(70,668)	18,111
Income taxes (benefit)	(2,737)	12,502		(25,150)	8,080

Income (loss) from discontinued operations	$(5,373)	$18,320		$(45,518)	$10,031

In connection with reaching agreement on the sale of the five Shop At Home-affiliated broadcast television stations, we recognized an impairment charge on our FCC intangible assets totaling $7.5 million in the third quarter of 2006.

Shop At Home’s loss from operations in the 2006 year-to-date period also includes $15.6 million in costs associated with the termination of long-term agreements and employee termination benefits, and a $6.4 million non-cash charge to write-down assets on the Shop At Home television network.

The loss on divestiture in 2006 represents losses on the sale of property and other assets to Jewelry Television.

In 2005, we received cash consideration of approximately $40.8 million from the transactions associated with the termination of the Birmingham joint operating agreement and selling certain assets of the Birmingham-Post Herald newspaper. Third quarter 2005 net income was increased by $24.2 million.

2. STOCK-BASED COMPENSATION COSTS AND OTHER CHARGES AND CREDITS

Net income was affected by the following:

Stock-based compensation costs

Beginning on January 1, 2006, we adopted the requirements of FAS 123R, “Share-Based Payments”, and began recording compensation expense on stock options granted to employees. Stock option expense, including the costs of immediately expensed options granted to retiree eligible employees, increased our costs and expenses $4.2 million in the third quarter of 2006 and $17.0 million for the year-to-date period of 2006. Net income was reduced by $2.6 million, $.02 per share in the third quarter of 2006. Year-to-date net income was reduced by $10.7 million, $.07 per share. Based upon stock options issued through September 30, 2006, we expect stock option expense to increase our costs and expenses by approximately $4.0 million for the remainder of 2006.

Gain on formation of Colorado newspaper partnership

In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews also paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction. Net income was increased by $2.1 million, $.01 per share.

Denver newspaper production facilities

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities. As a result, assets used in certain of the existing facilities will be retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense in 2006 and 2005. The increased depreciation resulted in a $3.0 million decrease in our equity in earnings from JOAs in the third quarter of 2006 and $9.1 million in the third quarter 2005. Third quarter net income was decreased by $1.9 million, $.01 per share in 2006 and $5.7 million, $.03 per share in 2005.

Year-to-date equity in earnings from JOAs was decreased $9.3 million in 2006 reducing net income by $5.7 million, $.04 per share. The increased depreciation is expected to decrease equity in earnings from JOAs approximately $3.0 million in each remaining quarter until the second quarter of 2007.

Hurricanes

Certain of our Florida operations sustained hurricane damages in 2004 and 2005. Throughout the course of 2005 and 2006, we reached agreements with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded year-to-date insurance recoveries of $1.9 million in 2006 and $2.2 million in 2005. The insurance recoveries recorded in 2005 were partially offset by additional estimated losses of $0.3 million. Year-to-date net income was increased by $1.2 million, $.01 per share in 2006 and 2005.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131 – Segment Reporting) evaluates the operating performance of our business segments using a measure we call segment profits. Segment profits excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profits generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of joint operating agreements (“JOAs”) and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profits include equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profits include equity in earnings of FOX Sports Net South and joint ventures with foreign entities.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Segment operating revenues:
Scripps Networks	$248,795	$209,115	19.0%	$772,700	$656,092	17.8%

Newspapers:
Newspapers managed solely by us	167,892	166,543	0.8%	533,988	516,009	3.5%
JOAs and newspaper partnerships	43	181	(76.2)%	147	331	(55.5)%

Total	167,935	166,724	0.7%	534,135	516,340	3.4%
Boulder prior to formation of Colorado newspaper partnership		7,314		2,189	20,716	(89.4)%

Total newspapers	167,935	174,038	(3.5)%	536,324	537,056	(0.1)%
Broadcast television	81,667	72,808	12.2%	251,875	228,251	10.4%
Interactive media	60,864	35,210	72.9%	184,472	36,257
Licensing and other media	24,647	24,214	1.8%	70,778	81,227	(12.9)%
Corporate/intercompany	(459)	(53)		(1,057)	(177)

Total operating revenues	$583,449	$515,332	13.2%	$1,815,092	$1,538,706	18.0%

Segment profit (loss):
Scripps Networks	$116,247	$87,943	32.2%	$373,062	$292,345	27.6%

Newspapers:
Newspapers managed solely by us	38,110	42,187	(9.7)%	141,835	149,798	(5.3)%
JOAs and newspaper partnerships	1,568	(1,829)		2,984	14,674	(79.7)%

Total	39,678	40,358	(1.7)%	144,819	164,472	(11.9)%
Boulder prior to formation of Colorado newspaper partnership		1,241		(125)	2,799

Total newspapers	39,678	41,599	(4.6)%	144,694	167,271	(13.5)%
Broadcast television	22,694	14,714	54.2%	71,598	58,067	23.3%
Interactive media	8,957	7,309	22.5%	39,341	7,667
Licensing and other media	4,007	4,425	(9.4)%	10,027	15,609	(35.8)%
Corporate/intercompany	(12,657)	(9,155)	(38.3)%	(43,608)	(30,688)	(42.1)%
Depreciation and amortization of intangibles	(27,128)	(25,307)	(7.2)%	(85,909)	(56,782)	(51.3)%
Gain on formation of Colorado newspaper partnership				3,535
Gains (losses) on disposal of PP&E	(277)	(107)		(433)	(65)
Interest expense	(15,281)	(12,136)	(25.9)%	(42,971)	(27,067)	(58.8)%
Interest and dividend income	713	3,758	(81.0)%	1,864	4,340	(57.1)%
Miscellaneous, net	1,421	417		3,400	350

Income from continuing operations before income taxes and minority interests	$138,374	$113,460	22.0%	$474,600	$431,047	10.1%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Depreciation:
Scripps Networks	$4,550	$3,569	(27.5)%	$12,467	$10,569	(18.0)%

Newspapers:
Newspapers managed solely by us	5,576	5,039	(10.7)%	16,156	14,968	(7.9)%
JOAs and newspaper partnerships	311	310	(0.3)%	921	919	(0.2)%

Total	5,887	5,349	(10.1)%	17,077	15,887	(7.5)%
Boulder prior to formation of Colorado newspaper partnership		316		111	931	88.1%

Total newspapers	5,887	5,665	(3.9)%	17,188	16,818	(2.2)%
Broadcast television	4,281	4,688	8.7%	13,413	13,845	3.1%
Interactive media	1,143	1,994	42.7%	7,924	2,046
Licensing and other media	120	221	45.7%	442	664	33.4%
Corporate	378	559	32.4%	1,030	1,651	37.6%

Total depreciation	$16,359	$16,696	2.0%	$52,464	$45,593	(15.1)%

Amortization of intangibles:
Scripps Networks	$801	$1,112	28.0%	$2,481	$2,482	0.0%

Newspapers:
Newspapers managed solely by us	562	77		1,003	238
JOAs and newspaper partnerships		67			200

Total	562	144		1,003	438
Boulder prior to formation of Colorado newspaper partnership		20		21	60	65.0%

Total newspapers	562	164		1,024	498
Broadcast television	284	296	4.1%	844	880	4.1%
Interactive media	9,122	7,039	(29.6)%	29,096	7,329

Total amortization of intangibles	$10,769	$8,611	(25.1)%	$33,445	$11,189

Gains (losses) on disposal of PP&E:
Scripps Networks	$(10)			$(104)	$(25)

Newspapers:
Newspapers managed solely by us	(161)	$(84)	(91.7)%	(196)	(222)	11.7%
JOAs and newspaper partnerships	1			9

Total newspapers	(160)	(84)	(90.5)%	(187)	(222)	15.8%
Broadcast television	(107)	(23)		(142)	200
Corporate					(18)

Gains (losses) on disposal of PP&E	$(277)	$(107)		$(433)	$(65)

Gain on formation of Colorado newspaper partnership				$3,535

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnerships are reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

Information related to the operating results of our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
Equity in earnings of JOAs and newspaper partnerships included in segment profit:
Denver	$1,736	$(1,614)		$5,939	$16,055	(63.0)%
Cincinnati	5,341	6,100	(12.4)%	14,386	17,138	(16.1)%
Albuquerque	2,622	2,783	(5.8)%	7,958	8,476	(6.1)%
Colorado	402			957
Other newspaper partnerships and joint ventures	(15)	(18)	16.7%	131	209	(37.3)%

Total equity in earnings of JOAs included in segment profit	10,086	7,251	39.1%	29,371	41,878	(29.9)%
Operating revenues of JOAs and newspaper partnerships	43	181	(76.2)%	147	331	(55.6)%

Total	$10,129	$7,432	36.3%	$29,518	$42,209	(30.1)%

JOAs and newspaper partnerships contribution to segment profit:
Denver	$(4,213)	$(7,454)	43.5%	$(12,236)	$(1,857)
Cincinnati	3,812	3,922	(2.8)%	9,256	10,974	(15.7)%
Albuquerque	1,582	1,721	(8.1)%	4,876	5,348	(8.8)%
Colorado	402			957
Other newspaper partnerships and joint ventures	(15)	(18)	16.4%	131	209	(37.4)%

Total contribution to segment profit	$1,568	$(1,829)		$2,984	$14,674	(79.7)%

Additional depreciation incurred by the Denver News Agency reduced equity in earnings of JOAs by $3.0 million in the third quarter of 2006 and $9.1 million in the third quarter of 2005. Year-to-date equity in earnings of JOAs was reduced by $9.3 million in 2006. (See Note 2).

Gannett Newspapers has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 12% interest in FOX Sports Net South, a regional television network. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

The networks utilize common facilities and certain sales, operational and support services are shared by the networks. Expenses directly attributable to the operations of a network are charged directly to that network. The costs of shared facilities and services are not allocated to individual networks for segment reporting purposes.

Financial information for Scripps Networks is as follows:

(in thousands)	Three months ended Sept. 30,			Nine months ended Sept. 30,
	2006	2005	Fav(Unf)	2006	2005	Fav(Unf)
HGTV:
Operating revenues	$122,867	$106,201	15.7%	$382,555	$333,815	14.6%
Direct segment operating expenses	(44,081)	(39,619)	(11.3)%	(128,309)	(118,022)	(8.7)%
Equity in earnings of joint ventures	557	30		1,667	1,038	60.6%

Contribution to segment profit	$79,343	$66,612	19.1%	$255,913	$216,831	18.0%

Food Network:
Operating revenues	$97,995	$80,013	22.5%	$305,011	$254,559	19.8%
Direct segment operating expenses	(36,725)	(35,347)	(3.9)%	(115,893)	(107,830)	(7.5)%
Equity in earnings of joint ventures	90	287	(68.6)%	817	771	6.0%

Contribution to segment profit	$61,360	$44,953	36.5%	$189,935	$147,500	28.8%

DIY:
Operating revenues	$12,321	$11,055	11.5%	$37,538	$33,067	13.5%
Direct segment operating expenses	(12,219)	(9,078)	(34.6)%	(33,272)	(27,506)	(21.0)%

Contribution to segment profit	$102	$1,977	(94.8)%	$4,266	$5,561	(23.3)%

Fine Living:
Operating revenues	$9,082	$6,382	42.3%	$27,715	$19,479	42.3%
Direct segment operating expenses	(7,166)	(6,628)	(8.1)%	(21,758)	(19,655)	(10.7)%
Equity in earnings (losses) of joint ventures	31	(97)		64	(382)

Contribution to segment profit	$1,947	$(343)		$6,021	$(558)

Great American Country:
Operating revenues	$4,817	$3,857	24.9%	$14,623	$10,808	35.3%
Direct segment operating expenses	(4,817)	(3,985)	(20.9)%	(14,216)	(11,751)	(21.0)%

Contribution to segment profit	$—	$(128)	100.0%	$407	$(943)

Unallocated costs and other	$(26,505)	$(25,128)	(5.5)%	$(83,480)	$(76,046)	(9.8)%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 17, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	September			Year-to-date
	2006	2005	%	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$67.4	$57.4	17.5%	$611.8	$524.6	16.6%
Affiliate fees, net	16.2	15.2	7.1%	146.6	125.2	17.0%
Other	2.6	1.3		14.3	6.3

Scripps Networks	$86.2	$73.8	16.8%	$772.7	$656.1	17.8%

Subscribers (1)
HGTV				91.0	89.2	2.0%
Food Network				90.8	88.1	3.1%
Great American Country				44.3	39.0	13.6%

NEWSPAPERS (2)
Operating Revenues
Local	$12.6	$12.3	2.2%	$116.8	$115.4	1.3%
Classified	17.2	17.7	(2.9)%	175.5	166.2	5.6%
National	2.7	3.8	(27.2)%	27.6	30.7	(10.3)%
Preprints, online and other	12.1	11.0	10.3%	109.0	97.9	11.4%

Newspaper advertising	44.7	44.8	(0.3)%	428.9	410.2	4.6%
Circulation	10.8	9.6	12.3%	93.3	94.2	(1.0)%
Other	1.5	1.4	6.6%	11.8	11.6	2.0%

Newspapers managed solely by us	$57.0	$55.8	2.0%	$534.0	$516.0	3.5%

Ad inches (excluding JOAs) (in thousands)
Local	414	439	(5.7)%	3,908	3,993	(2.1)%
Classified	772	719	7.4%	7,234	6,635	9.0%
National	73	90	(18.5)%	718	830	(13.5)%

Full run ROP	1,260	1,248	0.9%	11,860	11,458	3.5%

BROADCAST TELEVISION
Operating Revenues
Local	$15.9	$16.8	(5.1)%	$152.2	$142.7	6.7%
National	7.8	9.5	(18.1)%	75.5	73.8	2.3%
Political	6.6	0.2		15.3	1.5
Other	1.5	1.4	11.6%	8.8	10.3	(14.7)%

Broadcast Television	$31.9	$27.9	14.5%	$251.9	$228.3	10.3%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 17, 2006	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

( amounts in millions, unless otherwise noted )	Third Quarter
	2006	2005	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$191.8	$163.0	17.6%
Affiliate fees, net	49.0	43.6	12.4%
Other	8.0	2.5

Scripps Networks	$248.8	$209.1	19.0%

Subscribers (1)
HGTV	91.0	89.2	2.0%
Food Network	90.8	88.1	3.1%
Great American Country	44.3	39.0	13.6%

NEWSPAPERS (2)
Operating Revenues
Local	$35.4	$35.2	0.6%
Classified	54.1	54.5	(0.7)%
National	8.2	10.5	(21.5)%
Preprints, online and other	36.1	32.8	10.1%

Newspaper advertising	133.9	133.0	0.7%
Circulation	30.5	30.0	1.8%
Other	3.4	3.5	(1.8)%

Newspapers managed solely by us	$167.9	$166.5	0.8%

Ad inches (excluding JOAs) (in thousands)
Local	1,208	1,243	(2.8)%
Classified	2,329	2,192	6.3%
National	209	267	(21.7)%

Full run ROP	3,746	3,703	1.2%

BROADCAST TELEVISION
Operating Revenues
Local	$44.7	$45.0	(0.7)%
National	22.0	23.8	(7.6)%
Political	11.7	1.0
Other	3.3	3.0	10.8%

Broadcast Television	$81.7	$72.8	12.2%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.